FIFTH AMENDMENT

THIS FIFTH AMENDMENT, dated as of December 1, 2011 (this “Amendment”), is to the Third Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”) dated as of October 30, 2008 among PENSKE AUTOMOTIVE GROUP, INC. (the “Company”), various financial institutions (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC (formerly DCFS USA LLC), as agent for the Lenders (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement.

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1 AMENDMENT. Effective on the Amendment Effective Date (defined below), the Credit Agreement shall be amended as follows:

1.1 Section 1.1 of the Credit Agreement shall be amended as follows:

(a) Each of the following definitions in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

Borrowing Base means, at any time, the sum of the following: (a) an amount equal to 100% of the sum of (i) all cash on deposit at such time in deposit accounts of the Company and its Domestic Subsidiaries in which the Agent has a perfected first priority security interest pursuant to a Control Agreement, (ii) the amount at such time requested to be funded to the Company and its Domestic Subsidiaries in respect of retail installment contracts with respect to, and retail leases of, Motor Vehicles where the underlying contracts and leases have been submitted in the ordinary course of business to a third party purchaser that is a financial institution and that is not a Restricted Affiliate for which purchase the Company and its Domestic Subsidiaries have not yet been paid plus all other amounts owing at such time to the Company and its Domestic Subsidiaries from purchasers or lessees of such Motor Vehicles in respect of such purchases or leases and (iii) the difference between (x) the Acquisition Cost of that portion of the Inventory of the Company and its Domestic Subsidiaries that consists of New Motor Vehicles and (y) the aggregate amount of Floor Plan Financing of the Company and its Domestic Subsidiaries incurred in connection with such New Motor Vehicles; (b) an amount equal to 65% of the sum of (i) the amount of all Accounts Receivable of the Company and its Domestic Subsidiaries that consist of Factory Receivables or Accounts Receivable owing from customers for service and parts plus (ii) the amount of all Accounts Receivable of the Company and its Domestic Subsidiaries (to the extent not otherwise covered by the other clauses of this definition) owing from third parties that are not Restricted Affiliates in the ordinary course of business; (c) an amount equal to 65% of the Accounts Receivable of the Company and its Domestic Subsidiaries consisting of finance reserve owing to the Company and its Domestic Subsidiaries from financial institutions, not Restricted Affiliates, that provide loans or other financing to customers of the Company and its Domestic Subsidiaries in connection with the purchase and/or lease of Motor Vehicles by such customers, which finance reserve is in the nature of amounts payable to the Company and its Domestic Subsidiaries; (d) an amount equal to 65% of the book value of the Inventory of the Company and its Domestic Subsidiaries that consists of parts and accessories; (e) an amount equal to 80% of the difference between (i) the Acquisition Cost of that portion of the Inventory of the Company and its Domestic Subsidiaries that constitutes Used Motor Vehicles and/or Auction Motor Vehicles (without duplication) and (ii) the aggregate amount of any Floor Plan Financing of the Company and its Domestic Subsidiaries incurred in connection with such Used Motor Vehicles and Auction Motor Vehicles; (f) an amount equal to 45% of the difference between (i) the book value of the Equipment of the Company and its Domestic Subsidiaries and (ii) the aggregate amount of purchase money Debt of the Company and its Domestic Subsidiaries incurred to finance the purchase price of such Equipment; and (g) an amount equal to the lesser of (i) 75% of the Eligible Real Estate Collateral Value and (ii) 25% of the sum of clauses (a) through (f) above. For purposes of greater clarity, service loaners and daily rental vehicles shall not constitute Inventory for the purpose of calculating the Borrowing Base, but shall constitute Equipment for such purpose.

Collateral Documents means the Security Agreement, the Pledge Agreement, each Control Agreement, each Mortgage and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants collateral to the Agent for the benefit of the Lenders to secure the obligations hereunder and under the other Loan Documents.

(b) Each of the following definitions shall be added to Section 1.1 of the Credit Agreement in its proper alphabetical position:

Eligible Real Estate means real property of the Company or any Domestic Subsidiary which meets each of the following requirements:

(a) such real property is located in the United States;

(b) the Company or Domestic Subsidiary, as applicable, is the lawful owner of 100% of the fee simple interest in such real property, free and clear of Liens (other than Liens in favor of the Agent for the benefit of the Lenders and Liens permitted by Section 9.8(f) or otherwise listed as a permitted exception on a policy of lender’s title insurance with respect to such real property accepted by the Agent);

(c) such real property houses completed facilities at which the Company or a Domestic Subsidiary operates an automotive dealership business;

(d) no material portion of such real property has suffered any casualty loss (whether or not insured) or condemnation;

(e) such real property is in compliance with all Environmental Laws;

(f) such real property and the improvements constructed thereon are in good condition, repair and working order and are insured in accordance with Section 9.3;

(g) the Agent is the holder of a perfected first priority Lien for the benefit of the Agent and the Lenders in the ownership interest of the Company or Domestic Subsidiary, as applicable, therein; and

(h) such real property is otherwise satisfactory to the Agent in its sole discretion.

Any parcel of real property which is Eligible Real Estate, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Real Estate; provided, however, that in the event that any parcel of real property fails to meet any of the requirements set forth in the foregoing clauses (d), (e), (f) and (h) then such parcel shall not cease to be Eligible Real Estate for a period of thirty days from the earlier of (x) the Company becoming aware of such requirement failing to be met and (y) the Agent providing notice to the Company of such requirement failing to be met.

Eligible Real Estate Collateral means each parcel of Eligible Real Estate with respect to which the Company or Domestic Subsidiary owning such parcel of Eligible Real Estate has satisfied the conditions set forth on Exhibit M.

Eligible Real Estate Collateral Value means the appraised value of each parcel of the Eligible Real Estate Collateral, as evidenced by the MAI appraisal most recently delivered to the Agent, either in connection with such parcel of real estate becoming Eligible Real Estate Collateral or as required pursuant to Section 9.22.

Mortgage means a mortgage, deed of trust, or similar instrument granting the Agent a Lien on Eligible Real Estate of the Company or any Subsidiary, in form and substance reasonably satisfactory to the Agent.

1.2 Section 9.1.8 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

9.1.8 Borrowing Base Certificate. Within 45 days of the end of each calendar month, a Borrowing Base Certificate dated as of the each of such calendar month and executed by the Chief Financial Officer or the Controller of the Company on behalf of the Company (provided that at any time an Event of Default exists, the Agent may require the Company to deliver Borrowing Base Certificates more frequently).

1.3 Section 9.1 of the Credit Agreement shall be amended by (i) changing the designation of Section 9.1.9 to “9.1.10” and (ii) adding the following as a new Section 9.1.9:

9.1.9 Notices of Casualty or Condemnation. Promptly, and in any event within five days of the Company obtaining knowledge thereof, written notice of the occurrence of any casualty loss (whether or not insured) or condemnation of any portion of any real property that is subject to a Mortgage.

1.4 Section 9 of the Credit Agreement shall be amended by adding the following as a new Section 9.22 thereto:

9.22 Eligible Real Estate Collateral. With respect to each parcel of Eligible Real Estate Collateral, upon Agent’s request, the Company shall, at its expense, no more than once in any thirty-six (36) month period, but at any time or times as the Agent may request on or after an Event of Default, deliver or cause to be delivered to the Agent written appraisals as to such Eligible Real Estate Collateral in form, scope and methodology acceptable to the Agent and by an appraiser acceptable to the Agent, addressed to the Agent and the Lenders and upon which the Agent and Lenders shall be expressly permitted to rely.

1.5 Section 12.10 of the Credit Agreement shall be amended by adding the following as a new clause (c) thereto:

(c) Upon request by the Company, the Agent shall release the Lien granted to and held by the Agent under any Mortgage, and shall, at the sole cost and expense of the Company, promptly provide all reasonably requested assistance to effect such release, so long as (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the release of such Lien and (ii) the Company has delivered to the Agent a pro forma Borrowing Base Certificate that demonstrates that, immediately after giving effect to the removal of such real estate from the Borrowing Base , the Total Outstandings will not exceed the sum of (x) the Borrowing Base plus (y) the lesser of (A) $300,000,000 or (B) 35% of the Domestic Blue Sky Value.

1.6 Exhibit M hereto shall be added to the Credit Agreement as a new Exhibit M thereto.

1.7 Schedule 9.7 of the Credit Agreement shall be amended by adding thereto the following: “Surety Bonds delivered on behalf of the Company and any Domestic Subsidiary in connection with the ordinary course operation of the business consistent with past practice”.

SECTION 2 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that: (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3 CONDITIONS TO EFFECTIVENESS. The amendments set forth in Section 1 above shall become effective as of the date (the “Amendment Effective Date”) when the following conditions precedent have been satisfied, each in form and substance satisfactory to the Agent:

3.1 Amendment. The Agent shall have received a counterpart of this Amendment executed by the Company and the Required Lenders (or, in the case of any party other than the Company from which the Agent has not received a counterpart hereof, facsimile confirmation of the execution of a counterpart hereof by such party).

3.2 Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Amendment Effective Date.

3.3 Reaffirmation. The Agent shall have received a counterpart of the Reaffirmation of Loan Documents, in form and substance satisfactory to the Agent, executed by each Loan Party other than the Company.

3.4 Payment of Interest and Fees. Evidence of payment by the Company of all accrued and unpaid interest, fees, costs and expenses to the extent then due and payable on the Amendment Effective Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Amendment Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).

3.5 Other Documents. Such other documents as the Agent or any Lender may reasonably request.

SECTION 4 MISCELLANEOUS.

4.1 Continuing Effectiveness, etc. As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Amended Credit Agreement.

4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

4.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment.

4.4 Severability of Provisions. In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

4.5 Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

4.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

4.7 Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

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Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By:/s/ Shane M. Spradlin
Title: Executive Vice President—

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent,

as Issuing Lender and as a Lender

By: /s/ Michele Nowak
Title: Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION,

as a Lender

By: /s/ C. Furukawa
Title: Manager National Accounts

EXHIBIT M
CONDITIONS PRECEDENT TO ELIGIBLE REAL ESTATE COLLATERAL

No parcel of Eligible Real Estate shall be Eligible Real Property Collateral until the owner of such real property has provided to the Agent the following, each of which shall be satisfactory to the Agent in form and substance:

1. An ALTA/ACSM survey, certified to the Agent, disclosing the flood zone status, and containing such Table A items as the Agent shall reasonably specify;

2. A commitment for title insurance, together with written undertaking of title insurer to issue such endorsements to the title policy as the Agent may reasonably specify;

3. Copies of all documents constituting exceptions to the title insurance commitment to be delivered in connection with the title insurance policy;

4. Copies of all leases affecting the property (or certification that there are none) together with estoppels from any tenants under any identified leases;

5. Copies of current real estate tax bills;

6. Estoppels from any counterparty to a reciprocal easement or other restriction upon the title that imposes continuing obligations, or equivalent lender protection via endorsement to the required title insurance policy (e.g., ALTA 9);

7. PZR Report, Zoning Compliance letter from the municipality or equivalent setting forth the zoning status of the property, provided that such report or letter shall not be required to the extent the required title insurance policy contains an ALTA 3.1 (or equivalent) endorsement;

8. Waiver or subordination to the Lien of the related Mortgage of any interests that would otherwise be prior to the Lien of such Mortgage;

9. Final paid up title policy conforming with the Agent’s evaluation of title commitment and survey in the lesser of the amount secured by the property or the value of the property;

10. Such other items as may be request by the title agent in connection with the issuance of a commitment for title insurance or a title policy;

11. MAI Appraisal, prepared by an independent appraiser satisfactory to the Agent within twelve months of the date of delivery and in form and substance satisfactory to the Agent in its sole discretion, of the property indicating the value of the property and otherwise conforming with the requirements of Section 9.22;

12. Certificates of occupancy and business licenses relative to the property;

13. Phase I Environmental Report together with reliance letter in favor of the Agent and the Lenders;

14. Copy of the Company’s or the applicable Domestic Subsidiary’s, as applicable, insurance policies, evidencing coverages acceptable to the Agent and with standard mortgagee’s endorsement in favor of the Agent;

15. Mortgage (including fixture filing) providing that the Agent is the holder of a first priority security interest for the benefit of the Agent and the Lenders in the ownership interest of the Company or the applicable Domestic Subsidiary, as applicable, therein;

16. Environmental Indemnity from the Company or the applicable Domestic Subsidiary, as applicable; and

17. Opinion of counsel addressed to the Agent and the Lenders covering such matters as the Agent may reasonably request.